UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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HCA INC.

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THE FOLLOWING IS A SCRIPT OF A CONFERENCE CALL HELD WITH DIVISION PRESIDENTS
IN CONNECTION WITH THE MERGER
CONFERENCE CALL WITH DIVISION PRESIDENTS
Wednesday, July 26, 2006
•	Welcome everyone.
•	Also with me today are Milton, Sam, Paul, Charlie, Bev and Bruce. On your end should be all the Division and Market Presidents. Jack sends his regrets but he is traveling at the current time.
•	I’m glad that you could be with us on such short notice. I didn’t want to wait any longer to have a direct conversation with you to go over the transaction and to comment on some of the developments that have taken place in the past couple of days. Also, Milton will walk through some of the thinking around your ability to invest in the new company once the transaction is completed.
•	As you undoubtedly know, on Monday morning, our Board executed a merger agreement with a consortium of private equity firms, which included Bain Capital, KKR, and Merrill Lynch Private Equity Group.
•	This, of course, is a leveraged buyout transaction where this consortium, plus Tommy Frist and certain family members, and management, purchases all of the outstanding shares of HCA stock and become the new owners of the company.
•	This is a very unique transaction... for several reasons.
-	It’s unique because of the size of the deal. This is a $33 billion leveraged buyout, which is the largest in the history of corporate America.

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-	It’s also unique in that there is a significant amount of leverage which will be part of the Company should this transaction complete. In addition to $5.5 billion of private equity, the transaction contemplates $16 billion of new debt plus an assumption of $11 billion of existing debt. More details of the capital structure are included in the various public releases we have provided.
•	Clearly, this LBO would reflect a change in the capital structure of the company but not a change in our operating strategies.
•	I think you should know that this LBO is somewhat different than those you may be familiar with of the past.
-	The financial markets are different. Both equity and debt markets now have an extraordinary capacity to fund investments.
-	We believe the very attractive and significant cash flow of our company and our management team has made this transaction possible.
-	These investors are smart and were looking for a company and a management team to partner with.
-	It’s important to know that these equity partners are not experienced in our business. They are not a strategic buyer with their own management team.
-	The equity sponsors have invested in this company — in us, and in all of you.

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-	What they paid for was value created by this management team... any value they get out of this transaction will be created by this management team. You should know that we have spent a significant amount of time not only talking about the financial aspects of this transaction but of our culture and of our approach to patient care.
-	Both Jack and I are confident they understand the unique nature of the business in which we operate and are looking to this management team to run the business. They will bring incredible financial acumen to our organization and our strategies.
•	You should also know that this has been a very deliberate and structured process. Our board appointed a special committee to consider any and all offers.
•	They were aggressively represented by independent financial and legal counsel.
-	Having said that, it is inherent in these types of transactions that lawsuits will follow, so expect to see a lot of that activity in the near future.
•	Additionally, the way our special committee structured this transaction, is that there will be a period of time when they will aggressively seek alternative organizations to see if they are interested in bidding on our company. Know that this is an important part of the process in deriving maximum value for our current shareholders. Expect to see a lot of press about others considering a similar-type transaction.

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•	Once the deal is final, perhaps by December, we will be a private company, but we will still have public debt and we will have outside investors. We will still be subject to public filings.
•	Before we get to your questions, let me address a couple that I know are on your mind:
-	First, while this transaction would result in change in ownership, we do not expect any significant changes in our current leadership. Jack will still be Chairman and CEO, and I will still be President and Chief Operating Officer. The terms of the transaction do not call for any asset sales or spin-offs. Their support of our company has been very public. KKR’s representative told the Tennessean, “We have not come in with a plan to sell assets... our plan... is to grow the company.”
-	As for availability of capital, we know that’s an issue of concern, and we are comfortable that we are going to have adequate capital for the needs of the markets. The operating model that the buyer group is working off was developed by management. Mike Michaelson from KKR also told the Washington Post that current model calls for $7.5 billion of capital spending over five years.
•	There will be a lot of excitement in the coming weeks, but our job — effectively and efficiently run your hospitals, communicate, be visible, pay attention to our patients and physicians, doesn’t change.
•	Thank you for all your contributions, you are a part of the team that has made this possible.

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